(logo) HOMESIDE
       LENDING, INC.



March 26, 1997

Ms. Tracey A. Waldman
Servicer Compliance Supervisor
Norwest Bank Minnesota, N.A.
I 1000 Broken Land Parkway
Columbia, MD 21044-3562

Re:  Officer's Certificate
     Calendar Year Ending December 31, 1996

Dear Ms. Waldman:

As an officer of HomeSide Lending, Inc. (HomeSide), I certify to the best of my knowledge on behalf of the loans HomeSide services for Norwest Bank Minnesota, N.A. as to the following:

1. I have reviewed the activities and performance of HomeSide during the preceding fiscal year under the terms of the Servicing Agreement and to the best of this officer's knowledge, HomeSide has fulfilled all of its duties, responsibilities or obligations under this Agreement throughout such year;
2. I have confirmed that HomeSide is currently an approved FNMA or FHLMC Servicer in good standing;
3. I have confirmed that the fidelity bond and errors and omissions insurance policy required under the Servicing Agreement is in full force and effect;
4. All premiums for each hazard insurance policy, flood insurance policy (if applicable) and PMI policy (if applicable), with respect to each mortgaged property, have been paid and that all such insurance policies are in full force and effect;
5. All real estate taxes, governmental assessments and other expenses accrued and due, that if not paid could result in a lien or encumbrance on any mortgaged property, have been paid;
6.  All custodial accounts have been reconciled and are properly funded; and




     Post Office BOX 44090, Jacksonville, FL 32231-4090  904-281-3000
                                                                          (logo)
                                                                   Equal Housing
                                                                          Lender
(logo) HOMESIDE
       LENDING, INC.


7. All annual reports of Foreclosure and Abandonment of Mortgage Property required per Section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

HomeSide has recently renewed its errors and omissions and fidelity bond coverage. An Evidence of Insurance form will be sent to the attention of Ms. Kimberly Ferrel within ten days. You have previously been advised of our change of fiscal year end to the twelve month period ending the last day of February. The audited financial statements with accompanying audit letters will be sent within 90 days of our new fiscal year end, also to the attention of Ms. Ferrel.

Finally, enclosed is the completed Servicer Information form as supplied by you. Should you have any questions please contact Lynda M. Pohwat at (904)281-4705.



Sincerely,

/s/ Terry Salazar
Terry Salazar
Vice President

lp
enc.